Exhibit 10.1

TERMINATION OF AGREEMENT OF SUBLEASE

THIS TERMINATION OF AGREEMENT OF SUBLEASE (this "Termination Agreement") is made as of the 22nd day of October, 2020 (the "Effective Date") by and between CIBER GLOBAL, LLC, a Michigan limited liability company ("Subtenant"), and KEMPHARM, INC., a Delaware corporation (“Sublandlord”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Office Lease Agreement dated as of November 3, 2014 (the “Original Lease”), between BRIDGE III FL CELEBRATION LLC, a Delaware limited liability company, successor-in-interest to BRE/COH FL LLC, a Delaware limited liability company (the “Prime Landlord”) and Sublandlord, as tenant, as amended by that certain First Amendment dated April 21, 2015 (the “First Amendment”), as further amended by that certain Second Amendment dated December 22, 2015 (the “Second Amendment”), and as further amended by that certain Third Amendment dated July 28, 2016 (the “Third Amendment” and together with the Original Lease, the First Amendment and the Second Amendment, the “Prime Lease”). Pursuant to the Prime Lease, Prime Landlord has leased to Sublandlord Suite 103, Suite 104 and Suite 108 containing approximately 17,074 rentable square feet (the “Premises”) and located on the first floor of the building known as Celebration Office Center I and located at 1180 Celebration Boulevard, Celebration, FL 34747 (the “Building”); and

WHEREAS, pursuant to that certain Agreement of Sublease dated January 15, 2020 (the “Sublease”) between Subtenant and Sublandlord, Sublandlord leased to Sublandlord, with prior written consent of the Prime Landlord, a portion of the Premises consisting of the approximately 6,302 rentable square feet contained in Suite 108 (the “Sublease Premises”); and

WHEREAS, Subtenant and Sublandlord desire to terminate the Sublease, effective as of the Termination Date (hereinafter defined), and Subtenant and Sublandlord have agreed thereto, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration and of the mutual agreements hereinafter set forth, it is hereby mutually agreed as follows:

1.     Incorporation of Recitals. The foregoing recitals are hereby incorporated in this Termination Agreement and are made a part hereof by this reference.

2.     Definitions. All capitalized terms which are not defined in this Termination Agreement shall have the meanings ascribed thereto in the Original Lease, as amended.

3.     Termination of Lease. The Sublease is hereby terminated, effective as of 11:59 p.m. local time on the Termination Date, such that, as of such date and time, the Sublease shall be deemed to be of no further force and effect, subject to the terms and conditions set forth herein. Sublandlord and Subtenant shall be released and discharged from all obligations under the Sublease accruing from and after the Termination Date, subject to the terms and conditions set forth herein. As used herein, the term “Termination Date” means October 31, 2020. Further, upon Sublandlord’s receipt of the Termination Payment, each party releases the other party from all claims, demands, damages, rights, liabilities, and causes of action of any nature whatsoever, whether at law or equity, known or unknown, suspected or unsuspected, which are related or in any manner incidental to the Sublease or the Sublease Premises, whether related to events, facts or circumstances before or after the Termination Date. Each party waives and relinquishes any right or benefit which it has or may have under applicable law regarding waiver of unknown claims to the full extent that it may lawfully waive such rights and benefits. Notwithstanding the foregoing to the contrary, this Mutual Release is not intended to release or offset actions by either party for claims arising as a result of a breach of this Agreement.

4.     Surrender of Sublease Premises. On or before the Termination Date, all Subtenant Parties (hereinafter defined) shall vacate the Sublease Premises and the Sublease Premises shall be surrendered to Sublandlord vacant (including without limitation, vacant of any and all Subtenant Parties) and free from all personal property with all material damage to the Sublease Premises repaired. Notwithstanding anything to the contrary contained in the Sublease, if the Sublease Premises is surrendered to Sublandlord in accordance with the terms of the immediately preceding sentence, then Subtenant shall be deemed to have surrendered the Sublease Premises to Sublandlord in the condition required by the terms of the Sublease. If Subtenant fails to surrender the Sublease Premises to Sublandlord in the condition required hereunder on or before the Termination Date, then the holdover provisions of the Sublease shall apply and Sublandlord shall be entitled to immediately take any and all action necessary to recover possession of the Sublease Premises and/or assert any and all other rights and remedies available under the Sublease, at law and/or in equity as a result thereof; provided that, if any failure to surrender or if such holdover is due to the failure of Subtenant (hereinafter defined) to vacate the Sublease Premises, including without limitation removing all personal property from the Sublease Premises and repairing any material damage to the Sublease Premises, then Subtenant shall not be liable for such failure to surrender or for such holdover, including, without limitation, any damages or other amounts due under the holdover provisions of the Sublease. As used herein, the term “Subtenant Parties” shall mean Subtenant, any subtenant of Subtenant and/or any other person or entity claiming by, through or under Subtenant.

5.     Termination Payment; Sublandlord Return of Security Deposit; Subtenant Return of Furniture.

A.     As consideration for Sublandlord’s willingness to terminate the Sublease as of the Termination Date, Subtenant shall pay Sublandlord, simultaneously with Tenant’s execution of this Termination Agreement and delivery thereof to Sublandlord, an amount equal to One Hundred Eighty Nine Thousand Four Hundred Dollars ($189,400.00, referred to hereinafter as the “Termination Payment”) on or before October 26, 2020.

B.     Subtenant has deposited with Sublandlord the sum of Twelve Thousand Eight Hundred Seven and 76/100 Dollars ($12,807.76) as security for the faithful performance of observance by Subtenant of the terms, provisions and conditions of the Sublease (the “Security Deposit”). Subject to the provisions of the Sublease, Sublandlord shall return the Security Deposit, without interest, within thirty (30) days after the Termination Date and after delivery of possession of the Sublease Premises to Sublandlord at the time and in the condition required in accordance with the Sublease.

C.     Subtenant agrees that certain furniture, fixtures and equipment existing in the Sublease Premises as of the commencement date of the Sublease and detailed in the list attached hereto as Exhibit A (the “Furniture”), shall remain and/or returned to the Sublease Premises as of October 31, 2020, and that Subtenant shall convey ownership of such Furniture to Sublandlord as of the Effective Date through a bill of sale for a total sale price of One Dollar ($1.00). Subtenant further acknowledges and agrees that such Furniture shall be returned to the Sublandlord in substantially the same condition as the commencement date of the Sublease, which was March 1, 2020.

D.     Notwithstanding anything to the contrary contained herein, the termination of the Sublease effectuated pursuant to the terms of this Termination Agreement shall not be effective unless Sublandlord has received from Subtenant the Termination Payment and has delivered possession of the Sublease Premises to the Sublandlord no later than the Termination Date.

6.     Waiver of Jury Trial. Sublandlord and Subtenant agree to waive trial by jury in any action, proceeding or counterclaim brought by either party against the other or with respect to any matter whatsoever arising out of or in any way connected with this Termination Agreement, including Subtenant’s failure to vacate the Sublease Premises, or Subtenant's failure to deliver possession thereof to Sublandlord as provided above. Sublandlord and Subtenant further agree to reimburse the prevailing party for its reasonable attorneys’ fees and all other reasonable costs incurred by such prevailing party in its enforcement of any term or provision of this Termination Agreement.

7.     Counterpart Copies. This Termination Agreement may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Termination Agreement. This Termination Agreement may be executed and delivered by e-mail, or other electronic means, in which event such electronically delivered signatures shall be deemed originals.

8.     Miscellaneous. This Termination Agreement (i) shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, transferees, successors and assigns and (ii) shall be governed by and construed in accordance with the laws of the State of Florida.

9.     Ratification. Except as expressly amended by this Termination Agreement, all other terms, conditions and provisions of the Sublease are hereby ratified and confirmed and shall continue in full force and effect.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Termination of Agreement of Sublease under seal as of the day and year first above written.

SUBTENANT:

CIBER GLOBAL, LLC, a Delaware limited liability company

By:	/s/ Sutbir Randhawa
Name: Sutbir Randhawa
Title: Vice President

SUBLANDLORD:

KEMPHARM, INC., a Delaware corporation

By:	/s/ R. LaDuane Clifton
Name: R. LaDuane Clifton
Title: CFO

EXHIBIT A

Furniture

Quantity	Description (Location)
9	L-Shaped Desk (General Area)
3	Two-Drawer Lateral Cabinet (General Area)
6	Two-Door Cabinet (General Area)
9	Visitor Chair (General Area)
18	Mesh High-Back Chair (General Area)
2	60” Bookcase (General Area)
2	40” Bookcase (General Area)
1	Large Conference Table (General Area)
1	Four-Door Storage Credenza (General Area)
1	Reception Desk (General Area)
1	Round Table with Four Chairs (Break Room)
1	Refrigerator (Break Room)
1	Microwave (Break Room)
2	L-shaped desk (Offices)
2	One-Shelf Bookcase (Offices)
2	Two-Door Cabinet (Offices)
2	Mesh High-Back Chair (Offices)
4	Visitor Chair (Offices)
2	40” Bookcase (Offices)
1	Small Conference Table (Conference Room)
6	Mesh Chair (Conference Room)
1	65” Television (Conference Room)
1	Four-Door Storage Credenza (Conference Room)